EXHIBIT 99





                           March 26, 2002




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir or Madam:

   Harris & Harris Group, Inc. (the "Company") has received a representation letter from Arthur Andersen LLP ("Arthur Andersen") in connection with the issuance of Arthur Andersen's audit report included in the Company's Form 10-K for the fiscal year ended December 31, 2001. Arthur Andersen has represented to us, by a letter dated March 26, 2002, that its audit of the consolidated statement of assets and liabilities of the Company, including the consolidated schedule of investments, as of December 31, 2001, and the related consolidated statements of operations, cash flows and changes in net assets for the year then ended, was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.


                            Sincerely,

                            /s/Mel P. Melsheimer
                            ---------------------
                            Mel P. Melsheimer
                            President, Chief
                            Operating Officer,
                            Chief Financial Officer,
                            Treasurer and Chief
                            Compliance Officer